Exhibit 99

FOR IMMEDIATE RELEASE

June 29, 2022

GENERAL MILLS REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS FOR FISCAL 2022 AND

PROVIDES FISCAL 2023 OUTLOOK

General Mills Board of Directors Declares Six Percent Dividend Increase

Full Year Highlights

•	Net sales of $19.0 billion increased 5 percent from the prior year; organic net sales¹ were up 6 percent.

•	Operating profit increased 11 percent to $3.5 billion; constant-currency adjusted operating profit was up 2 percent.

•	Diluted earnings per share (EPS) of $4.42 were up 17 percent; adjusted diluted EPS of $3.94 increased 4 percent in constant currency.

•	Operating cash flow increased 11 percent to $3.3 billion.

Fourth Quarter Highlights

•	Net sales increased 8 percent to $4.9 billion; organic net sales increased 13 percent.

•	Operating profit increased 85 percent to $1.0 billion; constant-currency adjusted operating profit increased 21 percent.

•	Diluted EPS of $1.35 increased 98 percent; adjusted diluted EPS of $1.12 were up 23 percent in constant currency.

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – June 29, 2022 – General Mills (NYSE: GIS) today reported results for the fourth quarter and fiscal year ended May 29, 2022.

“Fiscal 2022 was another successful year for General Mills, marking the fourth consecutive year that we’ve delivered results that met or exceeded our targets for top and bottom-line growth and cash generation,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “I am proud of the way our team advanced our Accelerate strategy this year by executing well on our core business while taking significant steps to reshape our portfolio. Though significant inflation and supply chain disruptions put pressure on our margins, we responded quickly to address those challenges and keep our brands on shelf for our customers and consumers.

“We plan to build on our strong momentum in fiscal 2023 by continuing to compete effectively, investing in our brands and capabilities, and reshaping our portfolio. Importantly, our board reinforced its confidence in our performance and outlook by approving a six percent increase in our dividend, underlining our commitment to driving strong returns for General Mills shareholders over the long term.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and being a force for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures, including seven transactions announced or completed in fiscal 2022, to further enhance its growth profile.

Fourth Quarter Results Summary

•

Net sales increased 8 percent to $4.9 billion, including a 4-point net headwind from divestiture and acquisition activity and one point of unfavorable foreign currency exchange. Organic net sales increased 13 percent. Organic net price realization and mix added 14 points to organic net sales growth, driven by Strategic Revenue Management (SRM) actions put in place in response to significant input cost inflation including a 2-point benefit from index pricing on bakery flour in the North America Foodservice segment. Lower organic pound volume was a 2-point headwind to organic net sales growth.

•

Gross margin was up 120 basis points to 36.2 percent of net sales, driven by favorable net price realization and mix and mark-to-market effects, partially offset by higher input costs. Adjusted gross margin was down 70 basis points to 33.8 percent of net sales, driven by double-digit input cost inflation, higher other cost of goods sold, and supply chain deleverage, partially offset by favorable net price realization and mix and Holistic Margin Management (HMM) cost savings.

•

Operating profit of $1.0 billion was up 85 percent, driven primarily by higher gross profit dollars, lower restructuring charges, and divestiture gains, partially offset by unfavorable net investment activity. Operating profit margin of 20.8 percent was up 870 basis points. Constant-currency adjusted operating profit increased 21 percent, driven by higher adjusted gross profit dollars and lower adjusted selling, general, and administrative (SG&A) expenses. Adjusted operating profit margin increased 200 basis points to 18.3 percent.

•

Net earnings attributable to General Mills were up 97 percent to $823 million and diluted EPS was up 98 percent to $1.35, driven primarily by higher operating profit and lower average diluted shares outstanding. Adjusted diluted EPS of $1.12 increased 23 percent in constant currency, driven primarily by higher adjusted operating profit and lower average diluted shares outstanding.

Full Year Results Summary

•

Net sales increased 5 percent to $19.0 billion, including a 1-point net headwind from divestiture and acquisition activity. Organic net sales increased 6 percent. Organic net price realization and mix added 7 points to organic net sales growth, driven by SRM actions put in place in response to significant input cost inflation including a 1-point benefit from index pricing on bakery flour in the North America Foodservice segment. Lower organic pound volume was a 1-point headwind to organic net sales growth.

•

Gross margin was down 190 basis points to 33.7 percent of net sales, driven by higher input costs, partially offset by favorable net price realization and mix. Adjusted gross margin was down 180 basis points to 33.0 percent of net sales, driven by 8 percent annual input cost inflation, higher other cost of goods sold, and supply chain deleverage, partially offset by favorable net price realization and mix and HMM cost savings.

•

Operating profit of $3.5 billion was up 11 percent, driven primarily by gains on divestitures and lower restructuring charges, partially offset by unfavorable net investment activity. Operating profit margin of 18.3 percent was up 100 basis points. Constant-currency adjusted operating profit increased 2 percent, driven by lower adjusted SG&A expenses. Adjusted operating profit margin decreased 50 basis points to 16.9 percent.

•

Net earnings attributable to General Mills were up 16 percent to $2.7 billion and diluted EPS was up 17 percent to $4.42, primarily reflecting higher operating profit, a lower effective tax rate, and lower average diluted shares outstanding. Adjusted diluted EPS of $3.94 was up 4 percent in constant currency, driven primarily by higher adjusted operating profit, lower net interest expense, and lower average diluted shares outstanding, partially offset by lower non-service benefit plan income.

Portfolio Reshaping

General Mills took important steps to advance its portfolio reshaping efforts during fiscal 2022, announcing or closing seven transactions that are expected to increase the company’s top- and bottom-line growth profile over the long term. These include the acquisition of the Nudges, True Chews, and Top Chews pet treats brands in North America, which closed in the first quarter of fiscal 2022; the divestiture of yogurt in Europe, which closed in the second quarter of fiscal 2022; a series of divestitures of dough in Europe and Israel, which closed between the third quarter of fiscal 2022 and the first quarter of fiscal 2023; the acquisition of the TNT Crust foodservice pizza crust business in North America, which closed in the first quarter of fiscal 2023; and the prospective divestiture of the Helper main meals and Suddenly Salad side dishes businesses in North America, which is expected to close in the first quarter of fiscal 2023.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2022 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(3) pts	15 pts	—	11%
Pet	12 pts	25 pts	—	37%
North America Foodservice	(2) pts	27 pts	—	25%
International	(33) pts	14 pts	(2) pts	(21)%

Total	(9) pts	18 pts	(1) pt	8%

Full Year
North America Retail	(6) pts	9 pts	—	3%
Pet	11 pts	19 pts	—	30%
North America Foodservice	5 pts	19 pts	—	24%
International	(19) pts	9 pts	1 pt	(9)%

Total	(5) pts	10 pts	—	5%

Components of Fiscal 2022 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(3) pts	15 pts	11%	—	—	11%
Pet	8 pts	14 pts	22%	—	15 pts	37%
North America Foodservice	(2) pts	27 pts	25%	—	—	25%
International	—	6 pts	6%	(2) pts	(25) pts	(21)%

Total	(2) pts	14 pts	13%	(1) pt	(4) pts	8%

Full Year
North America Retail	(6) pts	9 pts	3%	—	—	3%
Pet	8 pts	10 pts	18%	—	13 pts	30%
North America Foodservice	5 pts	19 pts	24%	—	—	24%
International	—	2 pts	2%	1 pt	(12) pts	(9)%

Total	(1) pt	7 pts	6%	—	(1) pt	5%

Fiscal 2022 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	18%	18%
Pet	10%	10%
North America Foodservice	23%	23%
International	36%	40%

Total	18%	19%

Full Year
North America Retail	(1)%	(1)%
Pet	13%	13%
North America Foodservice	26%	26%
International	(2)%	(4)%

Total	2%	2%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment increased 11 percent to $3.0 billion, driven by favorable net price realization and mix, partially offset by lower pound volume. Organic net sales were also up 11 percent. Net sales were up 18 percent in U.S. Snacks, up 14 percent in U.S. Meals & Baking Solutions, up 5 percent in U.S. Morning Foods, and down 1 percent in Canada. Segment operating profit of $764 million was up 18 percent as reported and in constant currency, driven primarily by favorable net price realization and mix, partially offset by higher input costs and lower volume.

For the full year, North America Retail segment net sales increased 3 percent to $11.6 billion. Net price realization and mix added 9 points to net sales growth, driven by SRM actions put in place in response to significant input cost inflation. Pound volume was a 6-point headwind to net sales growth. Organic net sales were also up 3 percent. Segment operating profit of $2.7 billion was down 1 percent as reported and in constant currency, driven primarily by higher input costs and lower volume, partially offset by favorable net price realization and mix and lower SG&A expenses.

Pet Segment

Fourth-quarter net sales for the Pet segment increased 37 percent to $610 million, driven by favorable net price realization and mix and pound volume growth. Net sales results in the quarter included a 15-point benefit from the pet treats acquisition. Organic net sales were up 22 percent. Segment operating profit increased 10 percent to $113 million, driven primarily by favorable net price realization and mix and higher volume, including benefits from the pet treats acquisition, partially offset by higher input costs and higher SG&A expenses.

For the full year, Pet segment net sales increased 30 percent to $2.3 billion. Net price realization and mix added 19 points to net sales growth, including 9 points of favorable mix from the pet treats acquisition and the impact of SRM actions put in place in response to input cost inflation. Pound volume added 11 points to net sales growth, including a 3-point benefit from the pet treats acquisition. Organic net sales were up 18 percent. Segment operating profit increased 13 percent to $471 million, driven primarily by favorable net price realization and mix and higher volume, including benefits from the pet treats acquisition, partially offset by higher input costs and higher SG&A expenses.

North America Foodservice Segment

Fourth-quarter net sales for the North America Foodservice segment increased 25 percent to $526 million, driven by favorable net price realization and mix, including a 16-point benefit from market index pricing on bakery flour, partially offset by lower pound volume. Organic net sales were also up 25 percent. Segment operating profit increased 23 percent to $81 million, driven by favorable net price realization and mix, partially offset by higher input costs and higher SG&A expenses.

For the full year, North America Foodservice net sales increased 24 percent to $1.8 billion. Net price realization and mix added 19 points to net sales growth, driven by 11 points from market index pricing on bakery flour and other SRM actions put in place in response to significant input cost inflation. Pound volume added 5 points to net sales growth. Organic net sales were also up 24 percent. Segment operating profit increased 26 percent to $256 million, driven by favorable net price realization and mix and higher volume, partially offset by higher input costs.

International Segment

Fourth-quarter net sales for the International segment were down 21 percent to $750 million, including a 25-point headwind from the divestitures of the European yogurt and dough businesses and 2 points of unfavorable foreign currency exchange. Organic net sales were up 6 percent. Segment operating profit of $76 million was up 36 percent as reported and up 40 percent in constant currency, driven primarily by favorable net price realization and mix and lower SG&A expenses, partially offset by lower volume, including the impact of the European yogurt and dough divestitures, and higher input costs.

For the full year, International net sales declined 9 percent to $3.3 billion, including a 12-point headwind from the divestitures of the European yogurt and dough businesses and 1 point of favorable foreign currency exchange. Organic net sales were up 2 percent, driven by favorable organic net price realization and mix. Segment operating profit of $232 million was down 2 percent as reported and down 4 percent in constant currency, driven primarily by higher input costs and lower volume, including the impact of the European yogurt and dough divestitures, partially offset by favorable net price realization and mix and lower SG&A expenses.

Joint Venture Summary

Fourth-quarter net sales for Cereal Partners Worldwide (CPW) essentially matched year-ago results in constant currency, driven by positive net price realization and mix, offset by lower volume. Constant-currency net sales increased 6 percent for Häagen-Dazs Japan (HDJ) in the quarter, driven by strong core performance and improved distribution. Combined after-tax earnings from joint ventures in the quarter were $20 million compared to $28 million a year ago, driven primarily by lower profit at CPW. For the full year, after-tax earnings from joint ventures decreased 5 percent to $112 million. On a 3-year compound growth basis, relative to pre-pandemic levels, after-tax earnings from joint ventures were up 16 percent.

Other Income Statement Items

Full-year unallocated corporate items totaled $403 million net expense compared to $212 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $445 million net expense this year compared to $428 million net expense last year.

The company recorded a net $194 million pre-tax gain on divestitures in fiscal 2022 compared to a $54 million loss a year ago (please see Note 2 below for more information on these items). Restructuring, impairment, and other exit costs totaled a $26 million net recovery this year compared to a $170 million expense a year ago (please see Note 3 below for more information on these charges).

Net interest expense in fiscal 2022 totaled $380 million compared to $420 million a year ago, driven primarily by lower average debt balances. The effective tax rate for fiscal 2022 was 18.3 percent compared to 22.0 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 20.9 percent compared to 21.1 percent a year ago.

Net earnings attributable to redeemable and non-controlling interests totaled $28 million in fiscal 2022 compared to $6 million a year ago, driven primarily by the loss on the sale of the Laticínios Carolina yogurt business in Brazil in fiscal 2021, partially offset by the sale of the company’s interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl in fiscal 2022.

Cash Flow Generation and Cash Returns

Fiscal 2022 cash provided by operating activities increased 11 percent to $3.3 billion, driven primarily by higher net earnings. Capital investments of $569 million were up 7 percent from a year ago. Full-year operating cash flow conversion was 121 percent of after-tax earnings and free cash flow conversion was 113 percent of adjusted after-tax earnings. Dividends paid essentially matched year-ago levels at $1.2 billion. General Mills repurchased approximately 14 million shares of common stock in fiscal 2022 for a total of $877 million compared to $301 million in share repurchases a year ago. Average diluted shares outstanding decreased 1 percent to 613 million.

Dividend Increase

The General Mills board of directors declared a quarterly dividend of $0.54 per share, payable August 1, 2022, to shareholders of record July 8, 2022. This represents a 6 percent increase from the previous quarterly rate of $0.51 per share. General Mills and its predecessor company have paid dividends without interruption for 123 years.

Fiscal 2023 Outlook

General Mills expects the largest factors impacting its performance in fiscal 2023 will be the economic health of consumers, the inflationary cost environment, and the frequency and severity of disruptions in the supply chain. The company anticipates double-digit inflation on its cost of goods sold in fiscal 2023 and is addressing inflation headwinds with HMM cost savings and net price realization generated through its SRM capability. The company is planning for volume elasticities to increase but remain below historical levels and supply chain disruptions to slowly moderate in fiscal 2023 compared to fiscal 2022 levels.

General Mills has announced a series of portfolio reshaping transactions over the past year that are expected to increase the company’s top- and bottom-line growth profile over the long term. The company estimates the net impact of these transactions will reduce fiscal 2023 adjusted operating profit growth and adjusted diluted EPS growth by approximately 3 percent each, driven by the impact of foregone operating profit and stranded costs related to the divested businesses, partially offset by incremental profit from the acquired businesses. The company expects the net proceeds from the divestitures will support an increased share repurchase plan in fiscal 2023, resulting in a 2 to 3 percent net reduction in its average diluted share count for the year, which is above its long-run target of a 1 to 2 percent annual net share count reduction.

With these assumptions in mind, General Mills outlined its key full-year fiscal 2023 financial targets:

•	Organic net sales are expected to increase 4 to 5 percent.

•

Adjusted operating profit is expected to range between down 2 percent and up 1 percent in constant currency from the base of $3.2 billion reported in fiscal 2022, including a 3-point net headwind from divestitures and acquisitions announced or closed in fiscal 2022.

•

Adjusted diluted EPS are expected to range between flat and up 3 percent in constant currency from the base of $3.94 earned in fiscal 2022, including a 3-point net headwind from divestitures and acquisitions announced or closed in fiscal 2022.

•	Free cash flow conversion is expected to be at least 90 percent of adjusted after-tax earnings.

•

The net impact of divestitures, acquisitions, and foreign currency exchange is expected to reduce full-year reported net sales growth by approximately 3 percent, and foreign currency exchange is expected to reduce adjusted operating profit and adjusted diluted EPS growth by approximately 1 percent.

General Mills will issue pre-recorded management remarks today, June 29, 2022, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2023 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Kelsey Roemhildt: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2022	% Change	2021	% Change	2020
	(Unaudited )
Net sales	$18,992.8	5%	$18,127.0	3%	$17,626.6
Cost of sales	12,590.6	8%	11,678.7	2%	11,496.7
Selling, general, and administrative expenses	3,147.0	2%	3,079.6	(2%)	3,151.6
Divestitures (gain) loss	(194.1)	NM	53.5	NM	—
Restructuring, impairment, and other exit (recoveries) costs	(26.5)	NM	170.4	NM	24.4

Operating profit	3,475.8	11%	3,144.8	6%	2,953.9
Benefit plan non-service income	(113.4)	(15%)	(132.9)	18%	(112.8)
Interest, net	379.6	(10%)	420.3	(10%)	466.5

Earnings before income taxes and after-tax earnings from joint ventures	3,209.6	12%	2,857.4	10%	2,600.2
Income taxes	586.3	(7%)	629.1	31%	480.5
After-tax earnings from joint ventures	111.7	(5%)	117.7	29%	91.1

Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,735.0	17%	2,346.0	6%	2,210.8
Net earnings attributable to redeemable and noncontrolling interests	27.7	NM	6.2	(79%)	29.6

Net earnings attributable to General Mills	$2,707.3	16%	$2,339.8	7%	$2,181.2

Earnings per share — basic	$4.46	17%	$3.81	6%	$3.59

Earnings per share — diluted	$4.42	17%	$3.78	6%	$3.56

Dividends per share	$2.04	1%	$2.02	3%	$1.96

	Fiscal Year
Comparisons as a % of net sales:	2022	Basis Pt Change	2021	Basis Pt Change	2020
Gross margin	33.7%	(190)	35.6%	80	34.8%
Selling, general, and administrative expenses	16.6%	(40)	17.0%	(90)	17.9%
Operating profit	18.3%	100	17.3%	50	16.8%
Net earnings attributable to General Mills	14.3%	140	12.9%	50	12.4%

	Fiscal Year
Adjusted comparisons as a % of net sales (a):	2022	Basis Pt Change	2021	Basis Pt Change	2020
Adjusted gross margin	33.0%	(180)	34.8%	(40)	35.2%
Adjusted operating profit	16.9%	(50)	17.4%	10	17.3%
Adjusted net earnings attributable to General Mills	12.7%	(30)	13.0%	40	12.6%

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 29, 2022	May 30, 2021	% Change
Net sales	$4,891.2	$4,523.6	8%
Cost of sales	3,121.3	2,940.7	6%
Selling, general, and administrative expenses	809.4	823.0	(2%)
Divestiture (gain) loss	(24.0)	53.5	NM
Restructuring, impairment, and other exit (recoveries) costs	(31.6)	158.5	NM

Operating profit	1,016.1	547.9	85%
Benefit plan non-service income	(29.0)	(33.3)	(13%)
Interest, net	104.5	102.6	2%

Earnings before income taxes and after-tax earnings from joint ventures	940.6	478.6	97%
Income taxes	134.5	106.9	26%
After-tax earnings from joint ventures	19.7	28.2	(30%)

Net earnings, including earnings attributable to redeemable and noncontrolling interests	825.8	399.9	107%
Net earnings attributable to redeemable and noncontrolling interests	3.0	(16.9)	NM

Net earnings attributable to General Mills	$822.8	$416.8	97%

Earnings per share — basic	$1.36	$0.68	100%

Earnings per share — diluted	$1.35	$0.68	98%

	Quarter Ended
Comparisons as a % of net sales:	May 29, 2022	May 30, 2021	Basis Pt Change
Gross margin	36.2%	35.0%	120
Selling, general, and administrative expenses	16.5%	18.2%	(170)
Operating profit	20.8%	12.1%	870
Net earnings attributable to General Mills	16.8%	9.2%	760

	Quarter Ended
Adjusted comparisons as a % of net sales (a):	May 29, 2022	May 30, 2021	Basis Pt Change
Adjusted gross margin	33.8%	34.5%	(70)
Adjusted operating profit	18.3%	16.3%	200
Adjusted net earnings attributable to General Mills	13.9%	12.5%	140

(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP)

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2022	% Change	2021	% Change	2020
	(Unaudited)
Net sales:
North America Retail	$11,572.0	3%	$11,250.0	2%	$10,978.1
International	3,315.7	(9%)	3,656.8	9%	3,365.1
Pet	2,259.4	30%	1,732.4	2%	1,694.6
North America Foodservice	1,845.7	24%	1,487.8	(6%)	1,588.8

Total	$18,992.8	5%	$18,127.0	3%	$17,626.6

Operating profit:
North America Retail	$2,699.7	(1%)	$2,725.9	1%	$2,708.9
International	232.0	(2%)	236.6	79%	132.5
Pet	470.6	13%	415.0	6%	390.7
North America Foodservice	255.5	26%	203.3	(20%)	255.3

Total segment operating profit	$3,657.8	2%	$3,580.8	3%	$3,487.4

Unallocated corporate items	402.6	90%	212.1	(58%)	509.1
Divestitures (gain) loss	(194.1)	NM	53.5	NM	—
Restructuring, impairment, and other exit (recoveries) costs	(26.5)	NM	170.4	NM	24.4

Operating profit	$3,475.8	11%	$3,144.8	6%	$2,953.9

For the Pet segment, fiscal 2022 and fiscal 2021 included 12 months of results. Fiscal 2020 included 13 months of results as we changed the Pet segment’s reporting period from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	May 29, 2022	May 30, 2021	% Change
Net sales:
North America Retail	$3,004.9	$2,710.7	11%
International	749.7	945.9	(21%)
Pet	610.3	444.4	37%
North America Foodservice	526.3	422.6	25%

Total	$4,891.2	$4,523.6	8%

Operating profit:
North America Retail	$764.2	$649.1	18%
International	76.1	55.8	36%
Pet	113.3	103.1	10%
North America Foodservice	80.6	65.7	23%

Total segment operating profit	$1,034.2	873.7	18%

Unallocated corporate items	73.7	113.8	(35%)
Divestiture (gain) loss	(24.0)	53.5	NM
Restructuring, impairment, and other exit (recoveries) costs	(31.6)	158.5	NM

Operating profit	$1,016.1	$547.9	85%

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	May 29, 2022	May 30, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$569.4	$1,505.2
Receivables	1,692.1	1,638.5
Inventories	1,867.3	1,820.5
Prepaid expenses and other current assets	802.1	790.3
Assets held for sale	158.9	—

Total current assets	5,089.8	5,754.5
Land, buildings, and equipment	3,393.8	3,606.8
Goodwill	14,378.5	14,062.4
Other intangible assets	6,999.9	7,150.6
Other assets	1,228.1	1,267.6

Total assets	$31,090.1	$31,841.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,982.3	$3,653.5
Current portion of long-term debt	1,674.2	2,463.8
Notes payable	811.4	361.3
Other current liabilities	1,552.0	1,787.2

Total current liabilities	8,019.9	8,265.8
Long-term debt	9,134.8	9,786.9
Deferred income taxes	2,218.3	2,118.4
Other liabilities	929.1	1,292.7

Total liabilities	20,302.1	21,463.8

Redeemable interest	—	604.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,182.9	1,365.5
Retained earnings	18,532.6	17,069.8
Common stock in treasury, at cost, shares of 155.7 and 146.9	(7,278.1)	(6,611.2)
Accumulated other comprehensive loss	(1,970.5)	(2,429.2)

Total stockholders’ equity	10,542.4	9,470.4
Noncontrolling interests	245.6	302.8

Total equity	10,788.0	9,773.2

Total liabilities and equity	$31,090.1	$31,841.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2022	2021
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,735.0	$2,346.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	570.3	601.3
After-tax earnings from joint ventures	(111.7)	(117.7)
Distributions of earnings from joint ventures	107.5	95.2
Stock-based compensation	98.7	89.9
Deferred income taxes	62.2	118.8
Pension and other postretirement benefit plan contributions	(31.3)	(33.4)
Pension and other postretirement benefit plan costs	(30.1)	(33.6)
Divestitures (gain) loss	(194.1)	53.5
Restructuring, impairment, and other exit (recoveries) costs	(117.1)	150.9
Changes in current assets and liabilities, excluding the effects of acquisition and divestitures	277.4	(155.9)
Other, net	(50.7)	(131.8)

Net cash provided by operating activities	3,316.1	2,983.2

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(568.7)	(530.8)
Acquisition	(1,201.3)	—
Investments in affiliates, net	15.4	15.5
Proceeds from disposal of land, buildings, and equipment	3.3	2.7
Proceeds from divestitures, net of cash divested	74.1	2.9
Other, net	(13.5)	(3.1)

Net cash used by investing activities	(1,690.7)	(512.8)

Cash Flows - Financing Activities
Change in notes payable	551.4	71.7
Issuance of long-term debt	2,203.7	1,576.5
Payment of long-term debt	(3,140.9)	(2,609.0)
Debt exchange participation incentive cash payment	—	(201.4)
Proceeds from common stock issued on exercised options	161.7	74.3
Purchases of common stock for treasury	(876.8)	(301.4)
Dividends paid	(1,244.5)	(1,246.4)
Distributions to noncontrolling and redeemable interest holders	(129.8)	(48.9)
Other, net	(28.0)	(30.9)

Net cash used by financing activities	(2,503.2)	(2,715.5)

Effect of exchange rate changes on cash and cash equivalents	(58.0)	72.5

Decrease in cash and cash equivalents	(935.8)	(172.6)
Cash and cash equivalents - beginning of year	1,505.2	1,677.8

Cash and cash equivalents - end of year	$569.4	$1,505.2

Cash flow from changes in current assets and liabilities, excluding the effects of acquisition and divestitures:
Receivables	$(166.3)	$27.9
Inventories	(85.8)	(354.7)
Prepaid expenses and other current assets	(35.3)	(42.7)
Accounts payable	456.7	343.1
Other current liabilities	108.1	(129.5)

Changes in current assets and liabilities	$277.4	$(155.9)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Our fiscal year ends on the last Sunday in May. Fiscal years 2022 and 2021 consist of 52 weeks, while fiscal 2020 consisted of 53 weeks.

As part of a long-term plan to conform the fiscal year ends of all our operations, in fiscal 2020 we changed the reporting period of our Pet segment from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar. Accordingly, our fiscal 2020 results include 13 months of Pet segment results compared to 12 months in fiscal 2022 and 2021. The impact of this change was not material to our consolidated results of operations and, therefore, we did not restate prior period financial statements for comparability. Our India business is on an April fiscal year end.

(2)	During the fourth quarter of fiscal 2022, we entered into a definitive agreement to acquire TNT Crust. The transaction closed subsequent to the end of the fourth quarter of fiscal 2022.

During the fourth quarter of fiscal 2022, we entered into a definitive agreement to sell our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for approximately $610 million. We expect to close the divestiture in the first quarter of fiscal 2023. We have classified all related assets as held for sale in our Consolidated Balance Sheets as of May 29, 2022.

During the third quarter of fiscal 2022, we sold our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl to Sodiaal International (Sodiaal) in exchange for Sodiaal’s interest in our Canadian yogurt business, a modified agreement for the use of Yoplait and Liberté brands in the United States and Canada, and cash. We recorded a net pre-tax gain of $164 million on the sale of these businesses including an additional net pre-tax gain of $15 million related to purchase price adjustments in the fourth quarter of fiscal 2022.

During the first quarter of fiscal 2022, we acquired Tyson Foods’ pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated Tyson Foods’ pet treats business into our Consolidated Balance Sheets and recorded goodwill of $762 million, indefinite-lived intangible assets for the Nudges, Top Chews, and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. The goodwill is included in the Pet reporting unit and is deductible for tax purposes. The pro forma effects of this acquisition were not material.

During the fourth quarter of fiscal 2021, we recorded a pre-tax loss of $54 million related to the sale of our Laticínios Carolina business in Brazil.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Fiscal Year
In Millions	May 29, 2022	May 30, 2021	2022	2021	2020
Restructuring, impairment, and other exit (recoveries) costs	$(31.6)	$158.5	$(26.5)	$170.4	$24.4
Cost of sales	0.5	0.6	3.3	2.3	25.8

Total restructuring and impairment (recoveries) charges	(31.1)	159.1	(23.2)	172.7	50.2

Project-related costs classified in cost of sales	$—	$—	$—	$—	$1.5

In fiscal 2022, we approved restructuring actions in the International segment to drive efficiencies in manufacturing and logistics operations. We expect to incur approximately $21 million of restructuring charges and project-related costs related to these actions, of which approximately $12 million will be cash. These charges are expected to consist of approximately $8 million of severance and $10 million of other costs, primarily asset write-offs. We also expect to incur approximately $3 million of project-related costs. We recognized $8 million of severance and $7 million of other costs in fiscal 2022. We expect these actions to be completed by the end of fiscal 2024.

As a result of shifts in the composition of estimated expenses related to our previously announced global organizational structure and resource realignment actions, we recorded a $34 million reduction to our restructuring reserves as of May 29, 2022, primarily related to estimated severance charges. We expect these actions to incur total restructuring charges of approximately $125 million to $135 million, of which we expect approximately $100 million to be severance and $30 million of other costs. We expect these actions to be completed by the end of fiscal 2023.

In fiscal 2021, we approved restructuring actions designed to better align our organization structure and resources with strategic initiatives and recognized $157 million of restructuring charges, consisting of $149 million of severance and other benefits costs and $8 million of other costs. In fiscal 2021, we also approved restructuring actions to leverage more efficient and effective route-to-market models and to optimize our supply chain in our International segment and recognized $13 million of restructuring charges related to these actions, consisting of $9 million of severance costs and $4 million of other costs.

(4)

In the fourth quarter of fiscal 2022, unallocated corporate expense decreased $40 million to $74 million compared to $114 million last year. We recorded a $117 million net decrease in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2022, compared to a $21 million net decrease in expense in the fourth quarter of fiscal 2021. In fiscal 2022, we recorded $36 million of net losses related to the sale of corporate investments and valuation adjustments, compared to $2 million of net losses in fiscal 2021. We recorded $2 million of integration costs related to acquisition of Tyson Foods’ pet treats business and $16 million of transaction costs primarily related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl, the definitive agreements to sell our Helper main meals and Suddenly Salad side dishes business, and definitive agreement to acquire TNT Crust in fiscal 2022, compared to $9 million of transaction costs in fiscal 2021. In addition, we recorded a $2 million recovery related to a Brazil indirect tax item in fiscal 2022 compared to a $9 million recovery in fiscal 2021. In fiscal 2021, we recorded a $3 million favorable adjustment related to a product recall in fiscal 2020 in our international Green Giant business.

In fiscal 2022, unallocated corporate expense increased $191 million to $403 million compared to $212 million last year. In fiscal 2022, we recorded a $133 million net decrease in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $139 million net decrease in expense in the prior year. In fiscal 2022, we recorded $15 million of net losses related to the sale of corporate investments and valuation adjustments, compared to $76 million of net gains in fiscal 2021. We recorded $22 million of integration costs related to our acquisition of Tyson Foods’ pet treats business and $73 million of transaction costs primarily related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl, the definitive agreements to sell our Helper main meals and Suddenly Salad side dishes business, and definitive agreement to acquire TNT Crust in fiscal 2022 compared to $10 million of transaction costs in fiscal 2021. In addition, we recorded a $22 million recovery related to a Brazil indirect tax item in fiscal 2022 compared to a $9 million recovery in fiscal 2021. We recorded a $13 million insurance recovery in fiscal 2022. In fiscal 2021, we recorded a $4 million favorable adjustment related to a product recall in fiscal 2020 in our international Green Giant business.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 29, 2022	May 30, 2021	2022	2021	2020
Net earnings attributable to General Mills	$822.8	$416.8	$2,707.3	$2,339.8	$2,181.2

Average number of common shares - basic EPS	604.9	612.4	607.5	614.1	608.1
Incremental share effect from: (a)
Stock options	2.8	2.4	2.5	2.5	2.7
Restricted stock units and performance share units	2.9	2.7	2.6	2.5	2.5

Average number of common shares - diluted EPS	610.6	617.5	612.6	619.1	613.3

Earnings per share — basic	$1.36	$0.68	$4.46	$3.81	$3.59
Earnings per share — diluted	$1.35	$0.68	$4.42	$3.78	$3.56

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the fourth quarter of fiscal 2022 was 14.3 percent compared to 22.3 percent for the fourth quarter of fiscal 2021. The 8.0 percentage point decrease was primarily due to a change in valuation allowance on our capital loss carryforward, certain non-taxable components of the divestiture gains, and certain unfavorable non-recurring discrete tax items in fiscal 2021. Our adjusted effective tax rate was 19.0 percent in the fourth quarter of fiscal 2022 compared to 18.5 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP).

The effective tax rate for fiscal 2022 was 18.3 percent compared to 22.0 percent in fiscal 2021. The 3.7 percentage point decrease was primarily due to a change in valuation allowance on our capital loss carryforward, certain non-taxable components of the divestiture gains, and favorable changes in earnings mix by jurisdiction. Our adjusted effective tax rate was 20.9 percent in fiscal 2022, compared to 21.1 percent in the same period of fiscal 2021 (see Note 7 below for a description of our use of measures not defined by GAAP).

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2023 outlook for organic net sales growth, constant-currency adjusted operating profit, adjusted diluted EPS, and free cash flow are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, acquisitions, divestitures, and mark-to-market effects. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring actions throughout fiscal 2023. The unavailable information could have a significant impact on our fiscal 2023 GAAP financial results.

For fiscal 2023, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures completed prior to fiscal 2023 and those closed or expected to close in fiscal 2023 to reduce net sales growth by approximately 3 percent; foreign currency exchange rates to reduce adjusted operating profit and adjusted diluted EPS growth by approximately 1 percent; and restructuring charges and project-related costs and transaction and acquisition integration costs related to actions previously announced to total approximately $15 million to $25 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures (gain) loss

Divestitures gain related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses in fiscal 2022. Divestiture loss related to the sale of our Laticínios Carolina business in Brazil in fiscal 2021. Please see Note 2.

Transaction costs

Fiscal 2022 transaction costs relate primarily to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl, the sale of our European dough businesses, the definitive agreements to sell our Helper main meals and Suddenly Salad side dishes business, and the definitive agreement to acquire TNT Crust. Fiscal 2021 transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the acquisition of Tyson Foods’ pet treats business. Please see Note 2.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022 and fiscal 2021. Please see Note 4.

Acquisition integration costs

Integration costs resulting from the acquisition of Tyson Foods’ pet treats business. Please see Note 4.

Investment activity, net

Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2022 and fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. Please see Note 4.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Restructuring (recoveries) charges

Restructuring charges for International supply chain optimization actions and net restructuring recoveries for previously announced restructuring actions in fiscal 2022. Restructuring charges for previously announced restructuring actions in fiscal 2021 and fiscal 2020. Please see Note 3.

Product recall

Product recall adjustment recorded in fiscal 2021 related to a recall in our international Green Giant business in fiscal 2020. Please see Note 4.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Tax items

Discrete tax benefit recognized in fiscal 2022 related to a release of a valuation allowance associated with our capital loss carryforwards expected to be used against future divestiture gains. Discrete tax item related to amendments to reorganize certain U.S. retiree health and welfare benefits plans in fiscal 2021. Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Fiscal Year
	May 29, 2022	May 30, 2021	Change	2022	2021	Change
Operating profit growth as reported	$1,016.1	$547.9	85%	$3,475.8	$3,144.8	11%
Divestitures (gain) loss	(24.0)	53.5		(194.1)	53.5
Mark-to-market effects	(116.9)	(20.8)		(133.1)	(138.8)
Transaction costs	16.0	9.5		72.8	9.5
Restructuring (recoveries) charges	(31.1)	159.1		(23.2)	172.7
Acquisition integration costs	2.2	—		22.4	—
Non-income tax recovery	(1.6)	(8.8)		(22.0)	(8.8)
Investment activity, net	35.6	1.9		14.7	(76.4)
Product recall adjustment, net	—	(2.8)		—	(3.5)

Adjusted operating profit	$896.3	$739.6	21%	$3,213.3	$3,153.2	2%

Foreign currency exchange impact			Flat			Flat
Adjusted operating profit growth on a constant-currency basis			21%			2%

Note: Table may not foot due to rounding.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended			Fiscal Year
Per Share Data	May 29, 2022	May 30, 2021	Change	2022	2021	Change
Diluted earnings per share, as reported	$1.35	$0.68	99%	$4.42	$3.78	17%
Restructuring (recoveries) charges	(0.04)	0.20		(0.03)	0.22
Mark-to-market effects	(0.15)	(0.02)		(0.17)	(0.17)
Investment activity, net	0.04	—		0.01	(0.10)
Divestitures (gain) loss	(0.03)	0.04		(0.31)	0.04
Tax items	(0.08)	0.02		(0.08)	0.02
Transaction costs	0.02	0.01		0.09	0.01
Acquisition integration costs	—	—		0.03	—
Non-income tax recovery	—	(0.01)		(0.02)	(0.01)

Adjusted diluted earnings per share	$1.12	$0.91	23%	$3.94	$3.79	4%

Foreign currency exchange impact			Flat			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			23%			4%

Note: Table may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	May 29, 2022		May 30, 2021
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,769.9	36.2%	$1,582.9	35.0%
Mark-to-market effects	(116.9)	(2.4)%	(20.8)	(0.5)%
Product recall adjustment, net	—	—%	(2.8)	(0.1)%
Transaction costs	—	—%	1.0	—%
Restructuring charges	0.6	—%	0.6	—%

Adjusted gross margin	$1,653.6	33.8%	$1,560.9	34.5%

Operating profit as reported	$1,016.1	20.8%	$547.9	12.1%
Mark-to-market effects	(116.9)	(2.4)%	(20.8)	(0.5)%
Product recall adjustment, net	—	—%	(2.8)	(0.1)%
Transaction costs	16.0	0.3%	9.5	0.2%
Restructuring (recoveries) charges	(31.1)	(0.6)%	159.1	3.5%
Divestitures (gain) loss	(24.0)	(0.5)%	53.5	1.2%
Non-income tax recovery	(1.6)	—%	(8.8)	(0.2)%
Acquisition integration costs	2.2	—%	—	—%
Investment activity, net	35.6	0.7%	1.9	—%

Adjusted operating profit	$896.3	18.3%	$739.6	16.3%

Net earnings attributable to General Mills as reported	$822.8	16.8%	$416.8	9.2%
Mark-to-market effects, net of tax (b)	(90.0)	(1.8)%	(16.0)	(0.4)%
Product recall adjustment, net, net of tax (b)	—	—%	(2.5)	(0.1)%
Transaction costs, net of tax (b)	10.8	0.2%	6.7	0.1%
Restructuring (recoveries) charges, net of tax (b)	(21.0)	(0.4)%	126.1	2.8%
Divestitures (gain) loss, net of tax (b)	(18.5)	(0.4)%	27.1	0.6%
Non-income tax recovery, net of tax (b)	(1.1)	—%	(5.8)	(0.1)%
Investment activity, net, net of tax (b)	27.4	0.6%	1.4	—%
Acquisition integration costs, net of tax (b)	1.7	—%	—	—%
Tax items	(50.7)	(1.0)%	11.2	0.2%
CPW restructuring charges, net of tax	0.2	—%	(0.1)	—%

Adjusted net earnings attributable to General Mills	$681.6	13.9%	$565.0	12.5%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Fiscal Year
In Millions	2022		2021		2020
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,402.2	33.7%	$6,448.3	35.6%	$6,129.9	34.8%
Mark-to-market effects	(133.1)	(0.7)%	(138.8)	(0.8)%	24.7	0.1%
Product recall adjustment, net	—	—%	(3.5)	—%	19.3	0.1%
Restructuring charges	3.4	—%	2.3	—%	25.8	0.1%
Project-related costs	—	—%	—	—%	1.5	—%
Transaction costs	0.8	—%	1.0	—%	—	—%
Acquisition integration costs	0.1	—%	—	—%	—	—%

Adjusted gross margin	$6,273.4	33.0%	$6,309.4	34.8%	$6,201.2	35.2%

Operating profit as reported	$3,475.8	18.3%	$3,144.8	17.3%	$2,953.9	16.8%
Mark-to-market effects	(133.1)	(0.7)%	(138.8)	(0.8)%	24.7	0.1%
Product recall adjustment, net	—	—%	(3.5)	—%	19.3	0.1%
Restructuring (recoveries) charges	(23.2)	(0.1)%	172.7	1.0%	50.2	0.3%
Project-related costs	—	—%	—	—%	1.5	—%
Transaction costs	72.8	0.4%	9.5	0.1%	—	—%
Acquisition integration costs	22.4	0.1%	—	—%	—	—%
Investment activity, net	14.7	0.1%	(76.4)	(0.4)%	8.4	—%
Divestitures (gain) loss	(194.1)	(1.0)%	53.5	0.3%	—	—%
Non-income tax recovery	(22.0)	(0.1)%	(8.8)	—%	—	—%

Adjusted operating profit	$3,213.3	16.9%	$3,153.2	17.4%	$3,058.0	17.3%

Net earnings attributable to General Mills as reported	$2,707.3	14.3%	$2,339.8	12.9%	$2,181.2	12.4%
Mark-to-market effects, net of tax (b)	(102.5)	(0.5)%	(106.9)	(0.6)%	19.0	0.1%
Product recall adjustment, net, net of tax (b)	—	—%	(3.1)	—%	17.1	0.1%
Restructuring (recoveries) charges, net of tax (b)	(16.7)	(0.1)%	137.2	0.8%	39.0	0.2%
Project-related costs, net of tax (b)	—	—%	—	—%	1.2	—%
Transaction costs, net of tax (b)	55.7	0.3%	6.7	—%	—	—%
Acquisition integration costs, net of tax (b)	17.2	0.1%	—	—%	—	—%
Investment activity, net, net of tax (b)	6.2	—%	(60.8)	(0.3)%	3.0	—%
Divestitures (gain) loss, net of tax (b)	(189.0)	(1.0)%	27.1	0.1%	—	—%
Non-income tax recovery, net of tax (b)	(14.5)	(0.1)%	(5.8)	—%	—	—%

Tax items	(50.7)	(0.3)%	11.2	—%	(53.1)	(0.3)%
CPW restructuring charges, net of tax	(0.9)	—%	1.9	—%	5.0	—%

Adjusted net earnings attributable to General Mills	$2,412.2	12.7%	$2,347.5	13.0%	$2,212.3	12.6%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 29, 2022
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on a Constant-Currency Basis
North America Retail	18%	Flat	18%
International	36%	(3) pts	40%
Pet	10%	Flat	10%
North America Foodservice	23%	Flat	23%

	Fiscal Year Ended May 29, 2022
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on a Constant-Currency Basis
North America Retail	(1)%	Flat	(1)%
International	(2)%	2 pts	(4)%
Pet	13%	Flat	13%
North America Foodservice	26%	Flat	26%

Total segment operating profit	2%	Flat	2%

Note: Tables may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	May 29, 2022		May 30, 2021
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$940.6	$134.5	$478.6	$106.9
Restructuring (recoveries) charges	(31.1)	(10.0)	159.1	33.0
Mark-to-market effects	(116.9)	(26.9)	(20.8)	(4.8)
Investment activity, net	35.6	8.2	1.9	0.5
Divestitures (gain) loss	(24.0)	(5.5)	53.5	0.4
Tax items	—	50.7	—	(11.2)
Transaction costs	16.0	5.2	9.5	2.3
Acquisition integration costs	2.2	0.5	—	—
Non-income tax recovery	(1.6)	(0.6)	(8.8)	(3.0)
Product recall adjustment, net	—	—	(2.8)	(0.3)

As adjusted	$820.8	$156.1	$670.2	$123.8

Effective tax rate:
As reported		14.3%		22.3%
As adjusted		19.0%		18.5%

Sum of adjustments to income taxes		$21.6		$16.8

Average number of common shares - diluted EPS		610.6		617.5

Impact of income tax adjustments on adjusted diluted EPS		$(0.04)		$(0.02)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

	Fiscal Year Ended
	May 29, 2022		May 30, 2021		May 31, 2020
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$3,209.6	$586.3	$2,857.4	$629.1	$2,600.2	$480.5
Restructuring (recoveries) charges	(23.2)	(6.4)	172.7	35.5	50.2	11.2
Project-related costs	—	—	—	—	1.5	0.3
Mark-to-market effects	(133.1)	(30.6)	(138.8)	(31.9)	24.7	5.7
Investment activity, net	14.7	8.5	(76.4)	(15.6)	8.4	5.4
Divestitures (gain) loss	(194.1)	(5.1)	53.5	0.4	—	—
Tax items	—	50.7	—	(11.2)	—	53.1
Transaction costs	72.8	16.4	9.5	2.3	—	—
Acquisition integration costs	22.4	5.1	—	—	—	—
Non-income tax gain	(22.0)	(7.5)	(8.8)	(3.0)	—	—
Product recall adjustment, net	—	—	(3.5)	(0.4)	19.3	2.2

As adjusted	$2,947.1	$617.4	$2,865.7	$605.2	$2,704.3	$558.5

Effective tax rate:
As reported		18.3%		22.0%		18.5%
As adjusted		20.9%		21.1%		20.7%

Sum of adjustments to income taxes		$31.1		$(24.0)		$78.0

Average number of common shares - diluted EPS		612.6		619.1		613.3

Impact of income tax adjustments on adjusted diluted EPS		$(0.05)		$0.04		$(0.13)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

	Fiscal Year
In Millions	2022	2021
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,735.0	$2,346.0

Restructuring (recoveries) charges, net of tax	$(16.7)	$137.2
Mark-to-market effects, net of tax	(102.5)	(106.9)
Investment activity, net, net of tax	6.2	(60.8)
Divestitures (gain) loss, net of tax	(189.0)	53.1
Tax items	(50.7)	11.2
Transaction costs, net of tax	56.4	7.2
Acquisition integration costs	17.2	—
Non-income tax recovery, net of tax	(14.5)	(5.8)
Product recall adjustment, net, net of tax	—	(3.1)
CPW restructuring charges, net of tax	(0.9)	1.9

Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,440.5	$2,380.1

Net cash provided by operating activities	3,316.1	2,983.2
Purchases of land, buildings, and equipment	(568.7)	(530.8)

Free cash flow	$2,747.4	$2,452.4

Net cash provided by operating activities conversion rate	121%	127%

Free cash flow conversion rate	113%	103%

Note: Table may not foot due to rounding.